Exhibit 99.1
LEINER HEALTH TO CONSOLIDATE MANUFACTURING AND BOTTLING
– Fort Mill To Continue As Eastern Distribution Center –

Contacts:	Kevin McDonnell Chief Financial Officer 310-952-1357	Jody Burfening/Harriet Fried Lippert/Heilshorn & Assoc. 212-838-3777
Carson, CA — June 7, 2007 — Leiner Health Products Inc. today announced plans to consolidate its manufacturing and packaging operations.
The consolidation plan is designed to align the Company’s operating expenses with management’s revenue expectation for fiscal 2008 and 2009, which has been revised following the recent events affecting its over-the-counter (“OTC”) business. The Company reaffirms its commitment to ensuring alignment with the FDA as it moves to resume OTC production and distribution.
The plan calls for the consolidation of the Company’s Fort Mill, South Carolina manufacturing and packaging operation by the end of September 2007 into other Company facilities. Although the Fort Mill facility will continue to distribute products to customers, Fort Mill’s manufacturing assignments will be transitioned to the Company’s Wilson, North Carolina and Garden Grove, California facilities, and its packaging operations will be transitioned to the Company’s Carson, California facility. The Company will continue to manufacture OTC products in its Wilson, North Carolina facility.
Robert Kaminski, Chief Executive Officer, commented, “The Company has challenged itself to react to the recent events affecting our OTC business in a way that enables us to emerge as a top quality, highly competitive OTC supplier. The Company will incur more than $40 million in costs related to quality upgrades, remediation of plants, inventory re-proofs and reserves, all in an effort to meet our future quality initiatives. The Company has created a plan to reduce costs by more than $50 million per year in the future, including a $30 million cost reduction through the consolidation of our Fort Mill manufacturing and packaging operations into other facilities. We will use tireless efforts to outplace the more than 500 men and women of Fort Mill. This is a new beginning as we strive to emerge as this nation’s ‘best-in-class’ OTC store brand supplier.”
Conference Call Information
The Company will hold a conference call to discuss this announcement on Friday, June 8, 2007, at 11:00 a.m. Eastern Time. The dial-in number for the conference call is 877-278-2335. For those who cannot listen to the live broadcast, a telephone replay of the call will be available from June 8, 2007, at 2:00 p.m. Eastern Time through June 15, 2007, and can be accessed by dialing 800-642-1687, conference ID #3601478.

About Leiner Health
Founded in 1973, Leiner Health Products, headquartered in Carson, Calif., is America’s leading manufacturer of store brand vitamins, minerals, and nutritional supplements and its second largest supplier of over-the-counter pharmaceuticals in the food, drug, mass merchant and warehouse club (FDMC) retail market, as measured by retail sales. Leiner provides nearly 50 FDMC retailers with over 3,000 products to help its customers create and market high quality store brands at low prices. It also is the largest supplier of vitamins, minerals and nutritional supplements to the US military. Leiner markets its own brand of vitamins under YourLife®. In 2006, Leiner distributed more than 31 billion doses that help offer consumers high quality, affordable choices to improve their health and wellness.
Forward-looking Statement
This press release contains “forward-looking statements” that are subject to risks and uncertainties. These statements often include words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or similar expressions. These statements are only predictions. In addition to risks and uncertainties noted in this press release, there are risks and uncertainties that could cause the Company’s actual operating results to differ materially from those anticipated by some of the statements made. Such risks and uncertainties include: (i) delays in re-entering the OTC market and supplying customers with OTC products; (ii) difficulties in transitioning the manufacturing assignments to the Company’s other facilities; (iii) failure to realize the cost savings and other benefits associated with the consolidation plan; (iv) exposure to and expenses of defending and resolving potential disputes with its suppliers; (v) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (vi) the ability of the Company to successfully implement its business strategy; and (vii) the inability of the Company to manage its operations efficiently. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.